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Exhibit 10.5

SOFTWARE LICENSE AGREEMENT

        This Software License Agreement ("Agreement"), dated as of March 15th, 2005, by and between Amazing Technologies Corp. a Nevada corporation ("Licensee") and 4159748 Canada Inc., a Canadian corporation ("Licensor").

WITNESSETH:

        WHEREAS, Licensee and Licensor are parties to a certain Software License Agreement (the "Agreement"), dated of even date herewith, pursuant to which Licensor will be entitled to a one time payment of One hundred and fifty thousand United States Dollars ($150,000 usd) (the "License Acquisition Cost") and an ongoing royalty payment of 1% of gross sales of the Licensee as full consideration for the rights granted pursuant to this Agreement (the "Royalty") up to and including a maximum royalty of one million dollars ($1,000,000 usd) based on an aggregate of one hundred million dollars ($100,000,000 usd) in gross sales;

        AND WHEREAS the Royalty shall constitute payment for the exclusive License, such License to continue in full force and effect unless terminated pursuant to the termination provisions set out herein;

        AND WHEREAS the Licensee agrees to an advance payment against the Royalty of $25,000 usd per calendar quarter (the "Royalty Advance") payable at the beginning of each quarter subject to the terms and conditions herein;

        AND WHEREAS, Licensee desires to commercialize certain software and intellectual property owned by Licensor and Licensee wishes to continue using such software and intellectual property thereafter in connection with its own research and development;

        AND WHEREAS, Licensee is desirous of obtaining from Licensor a license to use, develop and commercialize such software and intellectual property, and Licensor is willing to grant such a license, on the terms and conditions herein.

        NOW, THEREFORE, in consideration of the aforesaid premises and mutual covenants and promises herein, and other good and valuable consideration, including the initial royalty payment, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

  1.
  LICENSE GRANT

  1.1
  During the Term (as defined in Section 8) and subject to the terms and conditions herein, Licensor hereby grants to Licensee a perpetual, worldwide, exclusive right and license under the copyrights and other intellectual property rights in the software listed on Schedule A (the "Software"), to use, reproduce, distribute and make derivative works based upon such software.

  1.2
  Licensor does not grant any licenses to Licensee with respect to any third-party intellectual property rights incorporated or embodied in, or relied upon by the Software. Licensee accepts the license in Section 1.1 "as is" with respect to such third-party rights.

  1.3
  All rights not expressly granted to Licensee herein are reserved to Licensor. Licensee disclaims any right to use any other software or technology of Licensor other than the Software licensed herein.

  2.
  OWNERSHIP

  2.1
  Licensee acknowledges and agrees that the Software constitutes the confidential, exclusive and valuable property of Licensor. Licensor agrees to transfer all Title and Intellectual property rights exclusively to the Licensor pursuant to the terms of this Agreement.

  2.2
  Licensee shall take no action inconsistent with Licensor's ownership rights as set forth above, including in any claim, action, dispute, suit, arbitration or proceeding ("Action"). Without limiting the foregoing, Licensee shall be entitled to allow or engage third parties to register or attempt to register title or any intellectual property rights to any of the Software, provided that all terms of the licensing agreement have been met.

  2.3
  The parties shall cooperate, do all acts and execute all documents necessary or expedient for vesting, securing, maintaining and recording title and ownership of any Software, or any intellectual property rights therein, with all appropriate Governmental Authorities.

  2.4
  After the date hereof only the Licensee may, but is not obligated to, create, design or develop any modifications, revisions, improvements, upgrades, translations (into foreign or other programming languages) or enhancements to the Software ("Derivatives"). If the Licensee does create, design or develop any Derivatives, such party shall own title and all intellectual property rights therein with respect to any Derivatives.

  3.
  OBLIGATIONS

  3.1
  Licensor shall use commercially reasonable efforts to assist Licensee in obtaining, registering, perfecting and enforcing all intellectual property rights of Licensee with respect to the Software, including without limitation, disclosing pertinent information and executing documents in connection therewith.

  3.2
  Licensor agrees (i) to notify Licensee in writing of any actual or potential infringement, imitation, misappropriation or other impairment ("Infringement") of the Software of which it is or becomes aware; and (ii) to cooperate with Licensee in the prosecution or defense of any Infringement Action with regard to the Software.

  3.3
  Licensee shall comply with all laws, statutes, rules, regulations, directives (including export control and data transfer laws and directives) and reputable business practice in the operation of its businesses and its use of the Software.

  3.4
  Licensor shall reproduce any patent, copyright or other legal notices and legends contained in the Software, required by law, and/or reasonably requested by Licensee.

  4.
  ASSISTANCE

  4.1
  Licensor shall provide, deliver or otherwise make available to the Licensee the Software at a mutually-agreeable location within 15 days of the date of this Agreement.

  4.2
  Licensee acknowledges and agrees that Licensor sha1l have no other obligation whatsoever regarding the Software with respect to the maintenance, support, modifications, customization, debugging or error correction.

  5.
  WARRANTIES

  5.1
  Both the Licensee and Licensor hereby represent and warrant to each other that:

  a)
  such party is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

      b)
      the execution, delivery and performance by such party of this Agreement have been duly and validly authorized by all necessary corporate action on the part of such party; and

      c)
      this Agreement has been duly executed and delivered by such party and constitutes a valid and legally biding obligation of such party, enforceable against such party in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting the enforcement or creditors' rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

    5.2
    EXCEPT AS PROVIDED IN SECTION 5.1, LICENSOR MAKES NO WARRANTY OF ANY KIND WITH REGARD TO THE SOFTWARE, WHICH IS LICENSED TO LICENSEE HEREUNDER "AS IS." LICENSOR DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO THE SOFTWARE, AND ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARE HEREBY DISCLAIMED AND EXCLUDED. WITHOUT LIMITING THE FOREGOING, LICENSOR EXPRESSLY DISCLAIMS AND EXCLUDES ANY WARRANTY OF OWNERSHIP, NON-INFRINGEMENT, RELIABILITY, SUITABILITY, FUNCTIONALITY, ABILITY TO PRODUCE A PARTICULAR RESULT, VALIDITY, AND FREEDOM FROM BUGS, ERRORS, DEFECTS AND VIRUSES, REGARDING THE SOFTWARE.

  6.
  INDEMNIFICATION

      Pursuant to this Agreement, each party shall indemnify and hold harmless the other party and its officers, directors, representatives, employees and agents harmless from and against any and all damages, costs, judgments, awards, compromises, settlements, expenses (including reasonable attorneys' fees and costs of litigation), losses and liabilities arising from or relating to any Action alleging that any Derivatives created by or on behalf of such first party or any sub-licensee or that any use of the Software or any Derivatives by or on behalf of such first party or any sub-licensee (either alone or in combination with other software or technology) constitutes Infringement of the rights of any third party.

  7.
  CONFIDENTIALITY

  7.1
  Licensor shall hold in confidence, and not disclose, display or provide access to any other Person, any non-public information, data, materials or documents underlying, incorporated within or provided or received in connection with, the Software ("Information").

  7.2
  "Information" does not include any information that is:

  a)
  published or otherwise made available to the public other than by breach of this Agreement by Licensor or any wrongful act of any Person, including Licensor, its affiliates, directors, officers, employees, agents or representatives;

  b)
  rightfully received by Licensor from a third party without any restrictions on its disclosure;

  c)
  independently developed by Licensor's employees having no access to any Information;

  d)
  already known to Licensee prior to its first receipt of any applicable Information from Licensor hereunder;

      e)
      hereinafter disclosed by Licensor to a third party without restriction on disclosure; or

      f)
      required to be disclosed by applicable law, statute, regulation, court order or judicial process, based upon the reasonable advice of counsel; provided that Licensee shall inform Licensor promptly of such requirement and shall cooperate full with Licensor to obtain a protective order or other similar remedy.

  8.
  TERM, TERMINATION AND SURVIVAL

  8.1
  The term of this Agreement ("Term") shall commence on the date hereof and last in perpetuity, unless termination occurs pursuant to Section 8.2.

  8.2
  Licensor may terminate this Agreement and this Agreement shall be of no further force or effect, immediately upon notice to Licensee if:

  a)
  (i) Licensee makes an assignment for the benefit of creditors; (ii) Licensee admits in writing its inability to pay debts as they mature; (iii) a trustee or receiver is appointed for a substantial part of Licensee's assets; or (iv) to the extent termination is enforceable under the Canadian Bankruptcy Code, a proceeding in bankruptcy is instituted against Licensee which is acquiesced in, is not dismissed within 120 days, or results in an adjudication or bankruptcy;

  b)
  Licensee asserts any Action in any court or other forum, whether in law or equity, stating that this Agreement is not enforceable or should not be enforced against it or otherwise limiting, challenging or questioning the validity, binding effect or enforceability of this Agreement, the Software or Licensor's rights therein; or

  c)
  Licensee defaults on payment of any Royalty or Royalty Advance (the "Default") provided that such Default is not cured within 30 days from the due date of such Royalty or Royalty Advance Payment.

  8.3
  Licensee may terminate this Agreement and this Agreement shall be of no further force or effect upon the Licensee providing thirty (30) days written notice to Licensor of such termination.

  8.4
  Upon termination of this Agreement for any reason, (i) Articles 2, 6, 7 and 9 shall survive; and (ii) Licensee shall return to Licensor or destroy, at Licensor's option, all originals and copies of any Software; cooperate with Licensor to protect its rights in the Software; and discontinue all use of the Software.

  9.
  MISCELLANEOUS

  9.1
  Notices. All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if telecopied (followed with confirmatory notice by overnight courier) or if mailed, first class mail, postage prepaid, return receipt requested, or by overnight courier as follows:

  a)
  If to Licensee:
  4159748 Canada Inc.
  Suite 919, 102-4369 Main Street
  Whistler, BC V0N 1B4

      b)
      If to Licensor:
      Amazing Technologies Corp.
      2251 S. Jones Blvd., Suite 121
      Las Vegas, Nevada 89146

      Or to such other address as either party shall have specified by notice in writing to the other party. All such notices, requests, demands and communications shall be deemed to have been received on the date of personal delivery or telecopy, on the third Business Day after the mailing thereof or on the first day after delivery by overnight courier.

    9.2
    Entire Agreement. This Agreement (including the Schedule hereto) constitutes the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

    9.3
    Benefit. Nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

    9.4
    Assignment. This Agreement shall be assignable by Licensee, in whole or in part or by operation of law or otherwise, without prior written consent of Licensor; provided that the Licensee (a) bind the assignee to all of Licensee's obligations hereunder and (b) provide guarantee, with respect to the assignee's performance or (i) as a whole, in connection with a merger, change of control, reorganization or sale of all or substantially all of Licensee's assets or equity (a "Permitted Assignment"). In the event of a Permitted Assignment, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

    9.5
    Amendment; Waiver. This Agreement may be amended, supplemented or otherwise modified only by a written instrument executed by the parties hereto. No waiver by either party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

    9.6
    Section Headings; Construction. The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. This Agreement shall be construed as if it were authored jointly by the parties hereto.

    9.7
    Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect.

    9.8
    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

    9.9
    Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of Nevada applicable to contracts executed and to be performed entirely within that state.

    9.10
    Disputes. (a) Each party hereto (i) irrevocably submits to the non-exclusive jurisdiction of any court located within the State of Nevada for the purposes of any Action arising out of this Agreement or any transaction contemplated hereby; (ii) agrees that process may be served upon them in any manner authorized by the laws of the State of Nevada for such persons; and (iii) waives and covenants not to assert or plead any objection which it might otherwise have to such jurisdiction and such process.

              (b)   Each party hereto hereby irrevocably waives all rights to a trial by jury in any Action arising out of or relating to this Agreement or the actions of the parties hereto in the negotiations, administration, performance or enforcement of this Agreement.

              (c)   Licensee acknowledges that any material breach of or default under this Agreement or use of any Software after termination of this Agreement would cause irreparable injury to Licensor, and agrees that, in such event, Licensor may obtain an injunction by any court of competent jurisdiction without posting bond or other security.

    9.11
    Independent Contractors. The relationship between Licensor and Licensee shall be that of independent contractors. No party to this Agreement shall be an agent of the other, and no employees or agents of any party shall be considered the employees or agents of any other party. Each party shall be responsible for its employees' and agents' compliance with all applicable laws while performing under this Agreement. This Agreement shall not form a joint venture or partnership between or among the parties for tax purposes or otherwise.

        IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the date and year first written above by their fully authorized representative(s).

AMAZING TECHNOLOGIES CORP.

By: /s/ J. BRADLEY HALL Name: J. Bradley Hall Title: CEO

4159748 Canada Inc.

By: /s/ J. BRADLEY HALL Name: J. Bradley Hall Title: Chief Executive Officer

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  Exhibit 10.5